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December 19, 1996



Mr. Paul Liska
1048 Ashland Avenue
River Forest, Illinois  60305

Dear Paul,

The purpose of this letter is to outline the compensation and benefits you will receive if your employment with The
St. Paul Companies, Inc. ("Company") is terminated by the
Company, or by you for "Good Reason" as defined in
Section II below. This letter will also outline the Company's expectations relative to any eventual subsequent employment with a competitor. Referring to my letter to you of December 5, 1996, to the extent that the content of this letter conflicts in any way with any previous written or oral communication between you, me or any other representative of the Company, the content of this letter will control and take precedence over such previous communication. The terms of this letter agreement can be amended in the future only by express mutual written agreement between Doug Leatherdale, me or our successors (representing the Company) and you.

I. The benefits provided to you in a termination situation initiated by the Company, will depend on whether or not such termination is "For Cause". If your termination is "For Cause", you will be ineligible for any benefits not required by law.
     For purposes of this agreement, "For Cause" shall mean your conviction of any felony involving intentional conduct, your conviction of any lesser crime or offense involving the illegal use or conversion of Company property, your willful misconduct in connection with the performance of your duties with the Company (which shall not be deemed to include any action taken by you in good faith in the interest of the Company), or your taking illegal actions in your business or personal life which materially and demonstrably harm the reputation or damage the good name of the Company.

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     If the cause of the termination is a Change in
     Control of the Company, the Company's Special
     Severance Policy ("Policy") as in force as of the date of a Change of Control, as defined below, will determine the level of benefits to which you will be entitled. For purposes of this Policy, as it currently is drafted, "Change in Control" means a change in control that would cause the Company to file a Form 8-K with the SEC; the Company's incumbent board of directors ceases to be a majority; or fifty (50) per cent of the Company's common stock is acquired by a "person" within the meaning of Section 14 (d) of the Securities Exchange
     Act of 1934. Under the Policy, you are eligible for these benefits once you've been employed for three months with the Company and your employment is terminated by the Company within two years after a Change in Control for reasons other than "Cause" or you terminate voluntarily for "Good Reason". While the "Policy" cannot be amended to waive the three month requirement detailed above, if you were to be terminated for reasons covered by the Policy in that time frame, the Company will pay you the cash equivalency of the benefits and compensation you would have received under the Policy as if you had met the three month eligibility requirements.

     For senior executives, under the Policy and for purposes of this Section I of this letter agreement, "Good Reason" includes such situations as an adverse change in status or position as a result of a material diminution in duties or responsibilities, the refusal to allow you to engage in activities that were not prohibited before the Change in Control, a reduction in your salary, job relocation of a certain type and failure to maintain benefits that are substantially the same as are in effect when the Change in Control occurs.

     If you are eventually eligible for severance payments under this Policy, you will be entitled to receive:

          A lump sum severance payment equal to 299 per cent (299%) of your "annualized includible compensation for the base period" (as determined under Section 280 G of the Internal Revenue Code). All payments are subject to reduction so that no amount will be subject to federal excise tax on "excess parachute payments" imposed under
          Section 4999 of the Internal Revenue Code.

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          Continued participation for three years in Company
          medical, dental, disability and life insurance programs in which you participated on the date such employment is terminated.

          Outplacement assistance.

     Please note that the Board may amend, modify or revoke the Special Severance Policy as it applies to senior executives of the Company as a group, at any time prior to a Change in Control without employees' consent. (There are restrictions on amendments to, and the termination of, the policy after a Change in Control has occurred.)

     While the Policy addresses only the benefits as outlined above, various Company benefit plans also have Change in Control provisions. While these plans are amended from time to time and the benefits you would be entitled to receive in the future will be affected by such amendments, currently such provisions provide the following benefits to individuals at your level in case of a Change in Control. (What is provided below is a very brief summary. If you would like more detail, I can provide you with a complete copy of such plans for your review):

          If vested in the Company's qualified pension plan, upon a Change in Control, the accrued benefits of all participants is increased on a nondiscriminating basis to apply any overfunded balance. You will also be credited with three additional years of service as described below, provided you are vested in the plan and meet any other eligibility criteria.

          Under the Company's 401 (k) plan, all Company matching contributions become 100 percent (100%) vested for terminated participants.

          All stock options and shares of restricted stock vest immediately upon a Change in Control and are fully exercisable.

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          The Company provides non-qualified benefit
          equivalization plans through a Rabbi Trust for executives eligible to receive 401 (k) or pension benefits in excess of the statutory limit. If there is a Change in Control, the Rabbi Trust will be funded and any benefits to which you may be entitled will be paid to you by the trustee in accordance with the terms of the Trust and the underlying plans.

II. If the termination is as a result of any reason other than a (i) Change in Control or (ii) for Cause, or if you terminate the agreement for Good
     Reason (as defined in this Section), you will receive the following benefits:

          Severance pay. If the termination takes place before your third anniversary of employment with the Company, you will receive a severance payment equal to three hundred percent (300%) of your then current annual salary, plus three hundred percent (300%) of the average annual incentive award you earned since joining the Company, provided that you sign the standard Company severance agreement for senior executives releasing the Company from legal liability for your termination. If the termination takes place after your third anniversary, you will receive a severance payment equal to one hundred fifty percent (150%) of your then current annual salary, plus one hundred fifty percent (150%) of your average annual incentive award in the previous three years, again, provided you sign the release described above.

          Pension Benefits. You will be provided with three additional years of credited service, which will have the affect of increasing your net pension benefit at the time of your termination of employment from the Company. You must be vested in the Employees' Retirement Plan at the time of termination in order to receive this additional service.

          What follows is an example of the value of this benefit. When you review this chart, please note that this is a good faith estimate and does not reflect any future changes in the Employees' Retirement Plan, Executive Retirement Plan (ERP) or future interest rates, and thus is for illustrative purposes only:

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                   Actual Service     +3 Years Credited Service
                  ---------------     -------------------------
                Annual       Lump       Annual        Lump
        Age    Annuity        Sum      Annuity         Sum
       ----    -------    ----------  ---------    ----------
        55     $183,144   $1,980,000   $228,924    $2,475,000
        62     $545,388   $5,320,000   $663,888    $6,475,000
        65     $830,256   $7,630,000   $943,476    $8,675,000

       In preparing this estimate, we relied on the following assumptions:

     1997 Annual Salary:   $600,000, with 4% per year
                           increases

     1997 Annual           $360,000, with 4% per year
     Incentive:            increases

     Date of Birth:        1/1/55

     Date of Hire:         1/1/97

     Lump Sum Interest     30 - Year U. S. Treasury
     Rate:                 rate of 8%

       This estimate is based on the following current defined benefit formula:

            Multiply your monthly covered compensation amount by 45% (Your covered compensation amount is based on the average of social security wage bases and your age, thus it changes each year).

            Multiply the amount of your five-year average monthly salary, which is greater than your covered compensation amount, by 54%.

            Add the results of the first two bullets and multiply the amount times your total years of credited service (this is where the three additional years of service will increase your benefit) and divide the result by 30. This will be your normal monthly retirement benefit under the current formula.

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            Note that all pension benefit attributable to the
            additional three years of credited service will be payable from the ERP (the Company's non-qualified pension plan). As you are aware, the government restricts the amount of pension benefits which may be paid through tax qualified plans. The portion of your pension not attributable to this additional three years of credited service will be, to the greatest extent possible, paid out of the qualified plan. The remainder of the latter commitment will be paid out of the ERP.

          Savings and other Pension Benefits. As with our defined pension plan, each of our savings and benefit equalization plans is governed by a plan document that may be amended from time to time. Your treatment will be governed by the wording of those plans at the time of termination. Currently these would include:

             Executive Savings Plan (ESP) - - your vested account balance.

             Deferred Incentive Bonuses - - your vested deferred bonus.

             401(k) Plan - - all your contributions, plus vested
             Company contributions.

             Employee Stock Ownership Plan (ESOP) - - all vested
             Company contributions.

         In addition, in the event you terminate within six years of your commencement of employment with the Company, the Company will pay you a lump sum amount equal to the unvested balance of your 401(k) (Savings Plus), ESP and ESOP accounts, as soon as administratively possible.

         Welfare Benefits. While we will be unable to cover you under the Company's broad-based welfare plans after termination, we will either reimburse your out of pocket cost, grossed up for income tax purposes, to replace these coverages in essentially the same form as under our plan, or arrange for equivalent policies to be purchased for you at Company expense.

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    For purposes of Section II of this agreement only,
     "Good Reason" shall mean the continuation of any of the following after written notice from you and a failure of the Company to remedy such event within thirty (30) days after the receipt of such notice:

      (i) a reduction in your base salary as in effect from time to time;

     (ii)  a failure of the Company to provide you
           with any benefit or compensation plan (including any pension, profit sharing, life insurance, health, accidental death or disability plan) which has been made available to other comparable executives on terms and conditions no less favorable to you than those offered to such other executives [For purposes of this subsection (ii), Pat Thiele, or a successor executive performing essentially the same duties currently being performed by Mr. Thiele will not be considered a "comparable" executive.];

    (iii) your receipt of any annual incentive payout based on financial measures which are shared with either senior executives that is not consistent with the payout criteria of other senior executives (all payouts are subject to Board approval);

     (iv) the assignment to you of duties materially inconsistent with your position as Executive
           Vice President and Chief Financial Officer of the Company;

      (v) a material adverse change in your title or the line of authority through which you are required to report; or

     (vi) a relocation of the corporate headquarters of the Company to a location outside of the greater Minneapolis/St. Paul metropolitan area.

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III. Upon termination, in exchange for all of the
     benefits provided above, you agree, for a period of two (2) years, to not engage directly or indirectly in any business (as a shareholder, employee, director, officer, partner, owner or in any capacity calling for the performance of acts of management, operation or control) which competes with the Company. This non-compete prohibition applies to any business engaging in the underwriting of property and casualty insurance, or any other business which the Company may enter between now and the date of termination.

     You also agree, for this two (2) year period, to not hire or cause to be hired, without the express written consent of the Company, any employee of the Company by a successor entity or employer with whom you may ultimately become associated.

     You also agree, for an indefinite period, to not divulge to any person or entities, without the express written consent of the Company, confidential information relating to the Company's business, including, but not limited to, investment strategies, business methods, rating methodologies and strategies, actuarial methodologies and reserving strategies, customer and agent lists, trade secrets and the like.

     If you are in agreement with the terms of this letter, please indicate that acceptance by signing below. Keep one original for your files and return the other to me. As I noted above, to the extent that the content of this letter conflicts in any way with previous written or oral communication between you, me or any other representatives of the Company, the content of this letter will control and take precedence over such previous communication.

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Agreed to and Accepted:


PAUL LISKA                    THE ST. PAUL COMPANIES, INC.


/s/ Paul J. Liska
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    Paul J. Liska

Date:     January 20, 1997              By:  /s/ Greg A.Lee
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                                                 Greg A. Lee

                              Its:  Senior Vice President- Human
                                         Resources
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                              Date:  December 26, 1996
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